Exhibit 99.1

Continental Resources Continues to Improve Initial Well Production Rates in the North Dakota Bakken

—Hendrickson 1-36H Sets New Company Production Record for Bakken —Company-Operated 4Q09 Three Forks/Sanish

Wells Average 1,242 Barrels of Oil Equivalent per Day

ENID, Okla., Jan 06, 2010 /PRNewswire via COMTEX/ — Continental Resources, Inc. (NYSE: CLR) today announced a 29 percent increase in initial production rates for fourth quarter 2009 wells completed in the North Dakota Bakken Shale play, compared with initial well rates for the third quarter of 2009.

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Continental participated in completing 17 gross wells (6.3 net) in North Dakota in the fourth quarter of 2009. They produced an average 980 Boepd (barrels of oil equivalent per day) during their initial seven-day test periods, compared with an average of 761 Boepd for the third quarter of 2009. The Company noted that final well results for the fourth quarter of 2009 may vary slightly when it reports year-end results, because data from a few additional wells are still being collected and may be reported as fourth quarter 2009 completions.

On a year-over-year basis, the 980 Boepd initial production average for these fourth quarter 2009 wells was 80 percent higher than the average of 546 Boepd for wells completed in the fourth quarter of 2008.

All initial production period results in this press release are seven consecutive day averages.

Continental-operated wells produced even stronger results for the fourth quarter of 2009. Continental completed eight gross wells (4.6 net) in North Dakota during the quarter, with six gross wells targeting the Three Forks/Sanish (TFS) zone:

Hendrickson 1-36H (95% WI) in McKenzie Co. – 1,990 Boepd;

Simmental 1-21H (59% WI) in McKenzie Co. – 1,271 Boepd;

Hartman 1-28H (37% WI) in Dunn Co. – 1,225 Boepd;

Tande 1-23H (47% WI) in Williams Co. – 1,148 Boepd;

Schroeder 1-34H (53% WI) in Divide Co. – 915 Boepd;

Cuskelly 1-7H (47% WI) in Dunn Co. – 901 Boepd.

“These are outstanding results, with our TFS wells averaging 1,242 Boepd in their initial production test periods,” said Harold Hamm, Chairman and Chief Executive Officer. “The Hendrickson 1-36H in McKenzie County established a new single-well record for Continental with initial production of 1,990 Boepd.”

In terms of the Continental-operated wells, completions involved 18 frac stages and approximately 100,000 pounds of sand and proppant injected per stage. In addition, the Company noted that its two strongest wells for the quarter, the Hendrickson 1-36H and Simmental 1-21H, are in northeast McKenzie Co., an area in the Bakken where the Company acquired additional acreage in 2009.

Continental’s drilling efficiency for the fourth quarter of 2009 remained in line with its third quarter 2009 results, averaging approximately 24 days from spud to rig release.

Continental’s dual-reservoir development in the North Dakota Bakken play continued in the fourth quarter with the completion of the Omar 2-1H (46% WI) in Williams County.

The Omar 2-1H targeted the Middle Bakken zone and produced 694 Boepd in its initial test period. It was drilled parallel to and offset from the Omar 1-1H, which was completed as a TFS producer in the third quarter of 2008. The Omar 1-1H has produced a cumulative 137.3 Mboe as of year-end 2009.

The Company also announced the completion of the Traxel 1-31H (74% WI) well in Mercer County, an exploratory test on the southeastern perimeter of the Bakken play, where there has been minimal drilling activity. The Traxel 1-31H was horizontally drilled and completed in the Scallion limestone zone, which is located immediately above the Upper Bakken shale zone, and produced 71 Boepd in its initial test period. The Company initially tested the Middle Bakken shale zone, but did not encounter significant oil shows.

“This discovery in the Scallion limestone establishes the potential for another producing reservoir in the Bakken petroleum system of the Williston Basin. Productivity would have to increase for it to be economic,” Mr. Hamm said. Continental plans to monitor activity by other operators in this part of the play before drilling additional test wells.

The Company has begun drilling its first operated well in western Williams County, North Dakota, where other operators have recently reported strong well results.

In the past six months, Continental has acquired an additional 70,000 net acres in leases strategically located on the western and eastern edges of the Nesson Anticline, as well as expanding westward into Williams County. Continental currently has 483,000 net acres leased in the North Dakota Bakken.

Mr. Hamm noted that Continental’s drilling program is accelerating rapidly, as planned. “We increased to 12 operated rigs overall at year-end 2009, with seven of those in the North Dakota Bakken,” Mr. Hamm said. “We plan to increase to 23 operated rigs by mid-2010, at which time we plan to have 15 in the North Dakota Bakken. Six rigs will be focused on ECO-Pad development in the play.”

The Company’s ECO-Pad(TM) concept consists of a single drilling pad located on the shared boundary of abutting north/south, 1,280-acre spacing units. Four wells will be drilled from each ECO-Pad, with one Middle Bakken and one Three Forks/Sanish well each into the north unit, and a similar pair of wells drilled into the south unit. The ECO-Pad approach is expected to reduce well cost and to allow for a longer horizontal bore in each well, generating higher initial productivity and reserves.

“We’re very excited at our opportunity to grow production and proved reserves in North Dakota in 2010. With continued strength in crude oil prices, we look forward to accelerating our activity and setting the stage for additional growth in 2011,” Mr. Hamm said.

Conference Presentations

Continental management plans to present at the following research conferences:

January 7, 2010 Pritchard Capital 7th Annual Energize Conference, San Francisco

March 8-10, 2010 Raymond James 31st Annual Institutional Investors Conference, Orlando

Presentation materials will be available on the Company’s web site on the day of each presentation.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT:Continental Resources, Inc.

J. Warren Henry Brian Engel

Investors Media

(580) 548-5127 (580) 249-4731